Arden Group, Inc.

CONTACT:	Patricia S. Betance	Exhibit 99.1
	Assistant Secretary	Page 1 of 2

TELEPHONE:	310/638-2842	FOR IMMEDIATE RELEASE
	NASDAQ/NMS-ARDNA	SOUTHERN CALIFORNIA

Arden Group, Inc. Announces Third Quarter Earnings

LOS ANGELES, CA November 10, 2010 – Arden Group, Inc. (Nasdaq–ARDNA) today released its sales and income figures for the third quarter ended October 2, 2010.

Arden Group, Inc. is the parent company of Gelson’s Markets which operates eighteen full-service supermarkets in Southern California carrying both perishable and grocery products.

(TABULAR INFORMATION ATTACHED)

Post Office Box 512256, Los Angeles, California 90051-0256 (310) 638-2842
2020 South Central Avenue, Compton, California 90220 FAX: (310) 631-0950

Exhibit 99.1

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES
THIRD QUARTER EARNINGS RELEASE
(UNAUDITED)

		Thirteen Weeks Ended		Thirty-Nine Weeks Ended
		October 2,	October 3,	October 2,	October 3,
(In Thousands, Except Share, Per Share & Footnote Data)		2010	2009	2010	2009

Sales	(a)	$100,308	$103,754	$307,045	$320,452

Operating income	(b)	5,756	7,821	20,968	25,436

Interest, dividend and other income (expense), net		67	57	180	170

Income before income taxes		5,823	7,878	21,148	25,606

Income tax provision		2,369	3,210	8,614	10,434

Net income		$3,454	$4,668	$12,534	$15,172

Basic and diluted net income per common share		$1.09	$1.48	$3.97	$4.80

Basic and diluted weighted average common shares outstanding		3,161,098	3,161,098	3,161,098	3,161,098

(a)
Same store sales decreased 3.3% and 4.2% during the thirteen and thirty-nine weeks ended October 2, 2010, respectively, compared to the same periods of 2009.  Sales continue to be negatively impacted by economic conditions and competition in our trade area.

(b)
Beginning in March 2010, operating income was negatively impacted by an increase in the health and welfare contribution rate for the majority of Company’s union employees to the maximum allowable rate under the current collective bargaining agreement resulting in additional expense of approximately $75,000 per week.  The decrease in operating income in the third quarter of 2010 compared to the third quarter of 2009 also reflects an increase in SARs compensation expense.  The Company recognized SARs compensation expense of $81,000 in the third quarter of 2010 compared to a reversal of previously recognized SARs compensation expense of $135,000 in the same period of the prior year.  During the thirty-nine weeks ended October 2, 2010, the Company reversed SARs compensation expense of $484,000 recognized in prior periods.  For the same period of the prior year, the Company recorded $286,000 of SARs compensation expense.

Arden Group, Inc.
2020 South Central Avenue, Compton, California  90220
Telephone:  (310) 638-2842    Facsimile:  (310) 631-0950